SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) May 22, 2007
GRUBB & ELLIS COMPANY

(Exact name of registrant as specified in its charter)

Delaware	1-8122	94-1424307

(State or other jurisdiction of formation)	(Commission File Number)	(IRS Employer Identification No.)
500 West Monroe Street, Suite 2800, Chicago, Illinois 60661

(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code (312) 698-6700
Not Applicable

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☒ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
On May 22, 2007, Grubb & Ellis Company (“Grubb & Ellis” or the “Company”) issued a press release announcing that it had entered into a definitive Agreement and Plan of Merger, dated May 22, 2007 (the “Merger Agreement”), by and among Grubb & Ellis, NNN Realty Advisors, Inc. (“NNN Realty Advisors”) and B/C Corporate Holding, Inc. (“Merger Sub”), a wholly owned subsidiary of Grubb & Ellis. Pursuant to the Merger Agreement, NNN Realty Advisors shall become a wholly owned subsidiary of Grubb & Ellis (the “Merger”).
The Merger will be effected through the issuance of 0.88 shares of Grubb & Ellis common stock for each share of NNN Realty Advisors common stock outstanding. Following the Merger, Grubb & Ellis stockholders will own approximately 41% of the combined company and NNN Realty Advisors stockholders will own approximately 59% of the combined company.
The merged companies will retain the Grubb & Ellis name and will continue to be listed on the NYSE under the ticker symbol “GBE”. The combined company will be headquartered in Santa Ana, CA and Grubb & Ellis’s Board of Directors will be increased to nine members which will include six nominees from NNN Realty Advisors and three nominees from Grubb & Ellis. Anthony W. Thompson, Founder and Chairman of the Board of NNN Realty Advisors, will join Grubb & Ellis as Chairman of the Board. C. Michael Kojaian, currently Chairman of the Board of Directors of Grubb & Ellis, will remain on the Board of Directors of Grubb & Ellis. Scott D. Peters, President and Chief Executive Officer of NNN Realty Advisors will become Chief Executive Officer of Grubb & Ellis and will also join Grubb & Ellis’s Board of Directors.
The transaction is expected to close in the third or fourth quarter of 2007, subject to approval by the stockholders of both companies and other customary closing conditions of transactions of this type. Certain entities affiliated with the Chairman of the Board of Grubb & Ellis Company, which collectively own approximately 39% of the outstanding shares of Grubb & Ellis common stock, have agreed to vote their shares in favor of the Merger. Similarly, members of management and the Board of Directors of NNN Realty Advisors who collectively own approximately 28% of the outstanding shares of NNN Realty Advisors common stock have agreed to vote their shares in favor of the Merger.
The information set forth above does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, a form of voting agreement with Grubb & Ellis, a form of voting agreement with NNN Realty Advisors, and a form of escrow agreement between Grubb & Ellis, NNN Realty Advisors and Wilmington Trust Company, copies of each of which are annexed hereto as Exhibits 2.1, 10.1, 10.2, and 10.3 respectively, and are incorporated herein by reference.
In connection with the proposed transaction, Grubb & Ellis and NNN Realty Advisors expect to file a joint proxy statement/prospectus with the Securities and Exchange Commission as part of a registration statement regarding the proposed merger. Investors and security holders are urged to read the joint proxy statement/prospectus of Grubb & Ellis and NNN Realty Advisors because they will contain important information about Grubb & Ellis and NNN Realty Advisors and the proposed merger. Investors and security holders may obtain a free copy of the definitive proxy statement/prospectus (when available), and other documents filed by Grubb & Ellis and NNN

Realty Advisors with the SEC at the SEC’s website at http://www.sec.gov. The definitive joint proxy statement/prospectus and other relevant documents may also be obtained free of charge from Grubb & Ellis or NNN Realty Advisors by directing such request to: Grubb & Ellis Company, 500 West Monroe, Suite 2800, Chicago, IL 60661, 312-698-6707, Attention: Janice McDill, or NNN Realty Advisors, Inc., 1551 N. Tustin Avenue, Suite 300, Santa Ana, CA 92705, 714-667-8252 x840, Attention: Staci Ann Thompson Investors and security holders are urged to read the proxy statement/prospectus and other relevant material when they become available before making any voting or investment decisions with respect to the merger.
Grubb & Ellis, NNN Realty Advisors and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Grubb & Ellis and NNN Realty Advisors in connection with the merger. Information about Grubb & Ellis’ directors and executive officers is set forth in the annual proxy statement and Annual Report on Form 10-K, and information about NNN Realty Advisors’ directors and executive officers is set forth in the Registration Statement on Form S-1, which can be found on the SEC’s website at http://www.sec.gov. Additional information regarding the interests of those persons may be obtained by reading the proxy statement/prospectus when it becomes available.
Item 9.01 Financial Statements and Exhibits.
(d) The following are filed as Exhibits to this Current Report on Form 8-K:
2.1	The Agreement and Plan of Merger by and among Grubb & Ellis Company, B/C Corporate Holdings, Inc. and NNN Realty Advisors, Inc., dated as of May 22, 2007.

10.1	Form of Voting Agreement with Grubb & Ellis Company.

10.2	Form of Voting Agreement with NNN Realty Advisors, Inc.

10.3	Form of Escrow Agreement by and among Grubb & Ellis Company, NNN Realty Advisors, Inc. and Wilmington Trust Company.

99.1	Press Release dated May 22, 2007 issued by Grubb & Ellis Company and NNN Realty Advisors, Inc., incorporated herein by reference to Exhibit 99.1 to the Company’s Current Report on Form 8-K filed on May 22, 2007.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly authorized and caused the undersigned to sign this Report on the Registrant’s behalf.

GRUBB & ELLIS COMPANY
By:	/s/ Robert Z. Slaughter
Robert Z. Slaughter
Executive Vice President and General Counsel

Dated: May 23, 2007